Exhibit 99.1

Kimball International Announces: Appointment of Two New Independent Directors - Dr. Susan B. Frampton and Kristine L. Juster Join Board; Retirement of Director Christine Vujovich; Approval of Quarterly Dividend
Kimball International, Inc. (NASDAQ: KBAL) today announced the appointment of two new independent directors to the Company’s Board of Directors, Dr. Susan B. Frampton and Ms. Kristine L. Juster, effective at the start of business on April 27, 2016. Dr. Frampton replaces Christine M. Vujovich, who announced her retirement from the Board effective at close of business today, April 26, 2016. Kimball International Chairman and CEO Bob Schneider stated, “The appointment of Dr. Frampton and Ms. Juster will enhance the Board’s strategic skillset as the Company plans for future growth. Both candidates are active presidents of businesses with strength in marketing and strategic leadership, and will broaden the capability of the Board with their unique backgrounds and experiences. The formal appointments were made today during the Board’s regularly scheduled board meeting.”
Dr. Frampton has been President of Planetree, Inc., a global leader in advancing patient-centered healthcare, since 2000. Planetree provides education and information to healthcare organizations, facilitating efforts to create patient-centered care in healing environments. Prior to Planetree, Dr. Frampton held positions with hospitals and research groups focused on health education and management. She is a member of the Governance Board of the International Network of Health Promoting Hospitals and Health Services sponsored by the WHO Coordinating Center for Clinical Health Promotion in Denmark; is on the Editorial Board of the Journal of Compassionate Health Care in London; and is on the Board of Planetree, among other roles with non-profit boards, committees, and organizations focused on improving healthcare quality. She received a B.A. from Rutgers in Medical Anthropology, and holds a Masters and Ph.D. in Medical Anthropology and Community Medicine from University of Connecticut. Dr. Frampton’s expertise in leading organizations to be focused on patient care will prove invaluable to the Company’s planned growth in the healthcare furniture vertical market. The Board also appointed Dr. Frampton to sit on the Compensation and Governance Committee.
Ms. Juster is President of the Global Writing Segment of Newell Rubbermaid, a leader in global writing which includes such well-known brands as Sharpie, Paper Mate, Elmer’s, Uni-ball, Dymo, and X-acto, among others. Prior to taking on this role in May 2014, she was President of the Baby and Parenting Segment of Newell Rubbermaid and held other roles of increasing responsibility since joining the company in 1995. Ms. Juster holds a degree in Hotel and Restaurant Management from Cornell University, and has continued her education since graduation with coursework at Harvard; University of Chicago, Booth School; and the University of Pennsylvania Wharton School. Ms. Juster brings her experience in building high growth businesses and developing high performance teams in markets closely related to the Company’s current industries, including interior design, office industry supplies, and hospitality, which will benefit the Company’s strategic growth planning. The Board also appointed Ms. Juster to sit on the Audit Committee.
In conjunction with these two appointments, the Company additionally announces the retirement of long-time director Christine M. “Tina” Vujovich, who has provided valuable insight and guidance to the Company’s Board for 22 years. During her tenure, she served on both the Audit Committee and the Compensation and Governance Committee and was also Chair of the Compensation and Governance Committee during and after the successful spin-off of the Kimball Electronics division. Mr. Schneider stated, “Ms. Vujovich was a key contributor on our Board over many years of dynamic changes within Kimball International going back to 1994. And, her insights and leadership were behind the numerous governance improvements the Board undertook in preparing Kimball for the future as a single-class public company. On behalf of the entire Company and the members of the Board, we are grateful to Tina for her many years of dedicated service representing the Share Owners of the Company.”
In other business, the Board of Directors of Kimball International, Inc. has declared a quarterly dividend of 5½ cents per share for all outstanding shares of common stock payable July 15, 2016 to Share Owners of record on June 25, 2016.

About Kimball International:
Kimball International, Inc. creates design driven, innovative furnishings sold through our family of brands: Kimball Office, National Office Furniture, and Kimball Hospitality. Our diverse portfolio offers solutions for the workplace, learning, healing, and hospitality environments. Dedicated to our Guiding Principles, our values and integrity are evidenced by public recognition as a highly trusted company and an employer of choice. “We Build Success” by establishing long-term relationships with customers, employees, suppliers, share owners and the communities in which we operate. To learn more about Kimball International, Inc. (NASDAQ: KBAL), visit www.kimball.com.